Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

May 26, 2016

among

FEI COMPANY,

THERMO FISHER SCIENTIFIC INC.

and

POLPIS MERGER SUB CO.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 26, 2016, among FEI Company, an Oregon corporation (the “Company”), Thermo Fisher Scientific Inc., a Delaware corporation (“Parent”), and Polpis Merger Sub Co., an Oregon corporation and a wholly-owned Subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H:

WHEREAS, the parties intend that Merger Subsidiary be merged with and into the Company on the terms and subject to the conditions set forth in this Agreement, with the Company continuing as the surviving corporation following the Merger (as defined herein) and a wholly-owned Subsidiary of Parent; and

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders to enter into this Agreement, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend approval of this Agreement by the stockholders of the Company; and

WHEREAS, the respective Boards of Directors of Parent and Merger Subsidiary have (i) determined that it is in the best interests of the stockholders of Parent and Merger Subsidiary, respectively, to enter into this Agreement and (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or indication of interest of any Third Party relating to, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or to which 15% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are attributable or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company; (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company; or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or to which 15% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are attributable.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“beneficially owned” shall have the meaning given such term in Rule 13d-3 under the 1934 Act.

“Board of Directors” shall mean the Board of Directors of the Company.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q for the fiscal quarter ended April 3, 2016.

“Company Articles” means the Third Amended and Restated Articles of Incorporation of the Company, as in effect on the date hereof.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of April 3, 2016 and the footnotes thereto set forth in the Company 10-Q.

“Company Balance Sheet Date” means April 3, 2016.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Stock Plan” means the Company’s 1995 Stock Incentive Plan, as amended.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA; (ii) under Section 302 of ERISA; (iii) under Sections 412 and 4971 of the Code; (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code; and (v) under corresponding or similar provisions of foreign laws or regulations.

“Environmental Laws” means any and all statutes, laws, regulations or rules relating to the protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“ESPP” means the Company’s Employee Share Purchase Plan, as amended.

“Existing Credit Agreements” means, collectively, (i) the Credit Agreement, dated as of March 24, 2016, among the Company, the other borrowers, the guarantors and the lenders party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent and U.S. Bank National Association, as Documentation Agent (the “JPM Credit Agreement”), and (ii) the Credit Facility Agreement, dated July 9, 2015, among the Company and HSBC Bank plc, as amended, supplemented or otherwise modified from time to time (each, an “Existing Credit Agreement”).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, or self-regulatory organization, department, court, agency or official, including any political subdivision thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means any trademarks, service marks, trade names, Internet domain names, logos, slogans, patents, copyrights, computer software, algorithms, formulas, inventions, discoveries, methodologies, procedures, trade secrets and know how (together with all goodwill associated therewith and including any registrations or applications for registration of any of the foregoing) and any other similar type of proprietary intellectual property rights.

“Intervening Event” means any event, occurrence or development occurring after the date of this Agreement that was not known to, or reasonably foreseeable by, the Board of Directors as of the date of this Agreement and does not relate to (i) any Acquisition Proposal or (ii) any change in the market price or trading volume of the Shares or the fact that the Company meets or exceeds any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the underlying causes of such change or fact shall not be excluded by this clause (ii)).

“knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01 of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 1.01 of the Parent Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, (a) with respect to the Company, any effect, change, event, circumstance or occurrence that, individually or in the aggregate, (i) would prevent the consummation of the transactions contemplated by this Agreement or (ii) has or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, operations, or results of operations of the Company and its Subsidiaries, taken as a whole, excluding, in the case of clause (ii), any effect to the extent resulting from or arising in connection with (A) changes or prospective changes after the date hereof in GAAP or in the regulatory accounting requirements applicable to any industry in which the Company and its Subsidiaries operate, (B) general changes in the financial, securities, credit or other capital markets or general economic, regulatory, legislative or political conditions (including changes in interest or exchange rates), or changes or conditions generally affecting the industry in which the Company and its Subsidiaries operate, (C) changes or prospective changes after the date hereof in Applicable Law or in the interpretation or enforcement thereof, (D) geopolitical conditions, acts of war, sabotage or terrorism or natural disasters, (E) changes resulting from the announcement, pendency or consummation of the transactions contemplated by this Agreement (including any loss of, or adverse change in, the relationship of the Company or any of its Subsidiaries with its employees, customers, distributors, partners or suppliers to the extent resulting therefrom), provided, that the exception in this clause (E) shall not apply for purposes of the representations and warranties in Section 4.04, (F) changes in the market price or trading volume of the Shares (it being understood that this clause (F) shall not prevent a party from asserting any fact, change, event, occurrence or effect that may have contributed to such change independently constitutes or contributes to a Material Adverse Effect), (G) any failure by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (G) shall not prevent a party from asserting any fact, change, event, occurrence or effect that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect), (H) any action taken (or omitted to be taken) by the Company at the written request of Parent or Merger Subsidiary or (I) any action taken by the Company or any of its Subsidiaries that is required pursuant to this Agreement; provided, that the exclusions set forth in clauses (A), (B), (C), and (D) shall only apply to the extent that such event, circumstance, change, occurrence or effect does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, compared to other companies that operate in the industries in which the Company and its Subsidiaries operate, and (b) with respect to Parent, any effect, change, event, circumstance or occurrence that, individually or in the aggregate, would prevent the consummation of the transactions contemplated by this Agreement.

“Nasdaq” means the NASDAQ Stock Market LLC.

“1933 Act” means the Securities Act of 1933, and the rules and regulations of the SEC promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, and the rules and regulations of the SEC promulgated thereunder.

“Oregon Law” means the Oregon Business Corporation Act.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Permitted Lien” means (i) Liens reflected on the Company Balance Sheet; (ii) Liens for Taxes that are not due and payable or that may thereafter be paid without interest or penalty, or that are being contested in good faith by appropriate proceedings; (iii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business; (iv) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (v) zoning, building and other similar codes and regulations which are not violated in any material respect by the use and operation of any property of the Company and its Subsidiaries; (vi) Liens, easements, rights-of-way, covenants and other similar restrictions that have been placed by any developer, landlord or other Person on property over which the Company or any of its Subsidiaries has easement rights or on any property leased by the Company or any of its Subsidiaries and subordination or similar agreements relating thereto, in each case that do not adversely affect in any material respect the occupancy or use of any property of the Company and its Subsidiaries; (vii) licenses to Intellectual Property granted in the ordinary course of business; and (viii) defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Shares” means the shares of common stock, no par value, of the Company.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means any tax or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount with respect thereto, and any liability for any of the foregoing as transferee.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority with respect to Taxes, including information returns.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Adverse Recommendation Change	6.03(a)
Agreement	Preamble
Assumed Option	2.04(a)
Assumed Option Merger Consideration	2.04(a)
Assumed RSU	2.04(b)
Assumed RSU Merger Consideration	2.04(b)
Certificates	2.03(a)
Closing	2.01(b)
Closing Date	2.01(b)
Company	Preamble
Company Board Recommendation	4.02(b)
Company DC Plan	7.03(b)
Company Preferred Stock	4.05(a)
Company PSUs	2.04(b)
Company RSU	2.04(b)
Company SEC Documents	4.07(a)
Company Securities	4.05(b)
Company Stock Option	2.04(a)
Company Stockholder Approval	4.02(c)
Company Stockholders’ Meeting	6.04(b)
Company Subsidiary Securities	4.06(b)
Confidentiality Agreement	6.02
Covered Employees	7.03(a)
D&O Insurance	7.02(c)
Effective Time	2.01(c)
e-mail	11.01
Employee Plan	4.17(a)
End Date	10.01(b)(i)
Exchange Agent	2.03(a)
Financing	8.12(a)
Foreign Antitrust Laws	4.03
Government Official	4.12(b)
Indemnified Person	7.02(a)
Internal Controls	4.07(e)
Labor Agreement	4.18
Lease	4.14(b)
Lender Related Parties	11.15
Material Contracts	4.20(a)
Merger	2.01(a)
Merger Consideration	2.02(a)

Merger Subsidiary	Preamble
Multiemployer Plan	4.17(c)
Parent	Preamble
Parent Plans	7.03(a)
Payoff Letters	8.12(b)
Premium Cap	7.02(c)
Proxy Statement	4.03
Remedial Action	8.01(a)
Representatives	4.09(c)
Superior Proposal	6.03(d)
Surviving Corporation	2.01(a)
Termination Fee	11.04(b)
Uncertificated Shares	2.03(a)
Unvested Company Stock Option	2.04(a)
Vested Company Stock Option	2.04(a)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule or in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall.” Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. References to the date hereof mean to the date of this Agreement.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Oregon Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). The Merger shall have the effects set forth in the applicable provisions of Oregon Law.

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in New York, New York at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd St., New York, New York 10019, as soon as practicable (but in any event no later than four (4) Business Days) after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the “Closing Date”).

(c) At the Closing, the Company and Merger Subsidiary shall file articles of merger with the Oregon Secretary of State and make all other filings or recordings required by Oregon Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the articles of merger are duly filed with the Oregon Secretary of State (or at such later time as may be specified in the articles of merger).

(d) From and after the Effective Time, the separate existence of Merger Subsidiary shall cease, and the Surviving Corporation shall possess title to all real estate and other property owned by, and possess all obligations, including contractual, tort, statutory and administrative obligations of, the Company and Merger Subsidiary, all as provided under Oregon Law.

Section 2.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) Except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, (i) each Share outstanding immediately prior to the Effective Time, as well as each right to receive, or interest in, any Share or other common equity of the Company, shall in each case be converted into the right to receive $107.50 per Share in cash, without interest (the “Merger Consideration”), and (ii) as of the Effective Time, all such Shares and rights or interests shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration.

(b) Each Share held by the Company as treasury stock (other than Shares in an Employee Plan of the Company) or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Each Share held by any Subsidiary of either the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, no par value per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of Shares pursuant to Section 2.02(c)).

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Shares (the “Certificates”) or (ii) uncertificated Shares (the “Uncertificated Shares”). At or prior to the Effective Time, Parent shall make available to the Exchange Agent the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time (but not later than five (5) Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share, without interest. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest shall be paid or will accrue on any cash payable to holders of Certificates, Uncertificated Shares, or any other securities pursuant to this Agreement.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent and Parent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the

Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, none of Parent, the Exchange Agent, Merger Subsidiary or the Surviving Corporation shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 2.04. Equity Awards.

(a) At or immediately prior to the Effective Time, (i) each option to purchase Shares outstanding under the Company Stock Plan (a “Company Stock Option”) that is fully vested as of immediately prior to the Effective Time (a “Vested Company Stock Option”) shall terminate and cease to represent a right to acquire Shares, and the holder thereof shall be entitled to receive therefor an amount of cash equal to the product of (A) the number of Shares that were purchasable upon exercise of such Vested Company Stock Option, multiplied by (B) the excess (if any) of the Merger Consideration over the per share exercise price of such Vested Company Stock Option, which amount shall be payable as soon as practicable following the Effective Time (but not later than ten (10) Business Days thereafter in any event); and (ii) each Company Stock Option that is not fully vested as of immediately prior to the Effective Time (an “Unvested Company Stock Option”) shall be assumed by Parent and converted into an award (an “Assumed Option”) representing a right to receive a cash amount equal to the product of (x) the number of Shares underlying the Unvested Company Stock Option that would have become purchasable upon each future vesting date of such Unvested Company Stock Option, multiplied by (y) the excess (if any) of the Merger Consideration over the exercise price of such Unvested Company Stock Option (the “Assumed Option Merger Consideration”). For the avoidance of doubt, any Company Stock Option, whether vested or unvested, with a per share exercise price greater than or equal to the Merger Consideration shall be canceled for no consideration as of immediately prior to the Effective Time. The right to receive the Assumed Option Merger Consideration in respect of an Assumed Option shall be subject to the vesting terms of the applicable Company Stock Plan and the award agreements evidencing the corresponding Unvested Company Stock Option, in each case, as in effect immediately prior to the Effective Time, and such Assumed Option Merger Consideration shall be payable as soon as practicable following the applicable vesting dates (but not later than ten (10) Business Days thereafter in any event). For purposes of clarity, with respect to any Assumed Options held by a non-employee member of the Board of Directors as of the date hereof, as a result of his or her cessation of service as of the Effective Time, the Assumed Option shall immediately vest and such director shall be entitled to be paid the Assumed Option Merger Consideration as soon as reasonably practicable following the Effective Time (but no later than ten (10) Business Days thereafter in any event).

(b) At or immediately prior to the Effective Time, each restricted share unit with respect to Shares granted under the Company Stock Plan, including those units subject to performance criteria (each such unit, whether or not performance-based, a “Company RSU”), that is outstanding immediately prior to the Effective Time, whether or not vested, shall be assumed by Parent and converted into an award (an “Assumed RSU”) representing a right to receive a cash amount equal to the product of (i) the number of Shares that would have been delivered to the holder on each future vesting date of such Company RSU (or on each future delivery date of such Company RSU, if such delivery date is later than the related vesting date), multiplied by (ii) the Merger Consideration (the “Assumed RSU Merger Consideration”), and such Assumed RSU Merger Consideration shall be payable as soon as practicable after the applicable vesting date or delivery date applicable to the Assumed RSU (but not later than ten (10) Business Days thereafter in any event). The right to receive any Assumed RSU Merger Consideration in respect of Assumed RSUs shall be subject to the vesting and delivery terms of the applicable Company Stock Plan and the award agreements evidencing the corresponding Company RSU, in each case, as in effect immediately prior to the Effective Time; provided, however, that the performance metrics relating to Company RSUs that, immediately prior to the Effective Time, remain subject to the achievement of such performance metrics (such Company RSUs, the “Company PSUs”) shall be deemed to have been achieved at target as of the Effective Time. For purposes of clarity, with respect to any Assumed RSUs held by a non-employee member of the Board of Directors as of the date hereof, as a result of his or her cessation of service as of the Effective Time, the Assumed RSU shall immediately vest and such director shall be entitled to be paid the Assumed RSU Merger Consideration as soon as reasonably practicable following the Effective Time (but no later than ten (10) Business Days thereafter in any event).

(c) Prior to the Effective Time, the Board of Directors (or, if appropriate, any committee thereof administering the Company Stock Plan) shall adopt resolutions and provide any notices as are necessary to provide for the transactions contemplated by this Section 2.04.

(d) The Company shall ensure that (i) no new offering periods under the ESPP will commence during the period from the date of this Agreement through the Effective Time; (ii) there will be no increase in the amount of payroll deductions permitted to be made by the participants under the ESPP during the current offering periods, except those made in accordance with payroll deduction elections that are in effect as of the date of this Agreement; and (iii) no individuals shall commence participation in the ESPP during the period from the date of this Agreement through the Effective Time. The accumulated contributions of the participants in the current offering periods shall be used to purchase Shares as of no later than ten (10) Business Days prior to the Effective Time, and the participants’ purchase rights under such offerings shall terminate immediately after such purchase. As of no later than the Business Day immediately prior to the Effective Time, the Company shall terminate the ESPP.

Section 2.05. Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares or similar transaction, or stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase Shares granted under the

Company’s stock option or compensation plans or arrangements), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to provide Parent and the holders of Shares and equity awards of the Company the same economic effect for the aggregate Shares and equity awards of the Company held thereby, as applicable, as contemplated by this Agreement prior to such event. For the avoidance of doubt, there shall be no adjustment to the Merger Consideration as a result of any cash dividend paid by the Company or its Subsidiaries in compliance with the provisions of this Agreement.

Section 2.06. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts and remits such amounts to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or other Person, as applicable, in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.07. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Articles of Incorporation. The Company Articles shall be amended at the Effective Time to read in its entirety as set forth in Annex I hereto and, as so amended, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02. Bylaws. The bylaws of the Company shall be amended at the Effective Time to read in their entirety as set forth in Annex II hereto and, as so amended, shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as disclosed in any Company SEC Document (but excluding any risk factor disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or similar cautionary, forward-looking or predictive statements) publicly filed with or furnished to the SEC after January 1, 2015 and before the date of this Agreement or as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Subsidiary that:

Section 4.01. Corporate Existence and Power. (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oregon and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Complete and correct copies of the Company Articles and bylaws of the Company, each as amended to the date of this Agreement, are on file with the SEC. The Company is not in violation of any provisions of the Company Articles or bylaws of the Company, except as would not reasonably be expected to be material to the Company.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company and, except for the filing of articles of merger with respect to the Merger with the Oregon Secretary of State pursuant to Oregon Law and the receipt of the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, (iii) resolved, subject to Section 6.03(b), to recommend the approval of this Agreement and approval of the Merger by the stockholders of the Company (such recommendation, the “Company Board Recommendation”) and (iv) directed that the approval of this Agreement and approval of the Merger be submitted to a vote of the Company’s stockholders, each of which resolutions have not been rescinded, modified or withdrawn in any way as of the date of this Agreement.

(c) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Shares, voting together as a single class (the “Company Stockholder Approval”), at the Company Stockholders’ Meeting, is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, filing with, notification to, or approval or consent of, any Governmental Authority, other than (a) the filing of articles of merger with respect to the Merger with the Oregon Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and competition, merger control, antitrust or similar Applicable Law of any jurisdiction outside of the United States (“Foreign Antitrust Laws”), (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, including the filing with the SEC of a proxy statement relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (d) compliance with any applicable rule of Nasdaq and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Company Articles or bylaws of the Company or the certificate of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of the Company, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any of their properties or assets or (d) result in the creation or imposition of any Lien on any property or asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 70,000,000 Shares and 500,000 shares of preferred stock, no par value, of the Company (the “Company Preferred Stock”). At the close of business on May 25, 2016, there were (i) 40,916,904 Shares outstanding; (ii) an aggregate of 1,663,912 Shares reserved for issuance under the Company Stock Plan, of which (A) an aggregate of 894,597 Shares were subject to outstanding Company Stock Options, (B) an aggregate of 694,199 Shares were subject to outstanding Company RSUs (excluding Company PSUs) and (C) an aggregate of 37,556 Shares (assuming satisfaction of performance goals at target levels) or 75,116 Shares (assuming satisfaction of performance goals at maximum levels) were subject to outstanding Company PSUs; (iii) an aggregate maximum of up to 90,000 Shares were to be issued under the ESPP; and (iv) no shares of Company Preferred Stock outstanding. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan or Employee Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive (or similar) rights.

(b) Except as (i) set forth in this Section 4.05, (ii) as set forth in Section 4.05 of the Company Disclosure Schedule, and (iii) for changes since May 25, 2016 resulting from the exercise of Company Stock Options outstanding on such date or settlement of Company RSUs outstanding on such date, there are no issued, reserved for issuance or outstanding (A) Shares, shares of Company Preferred Stock, Company Stock Options, Company RSUs, Company PSUs, or other shares of capital stock of or other voting securities of or ownership interests in the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (C) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (A) through (D) being referred to collectively as the “Company Securities”).

(c) None of (i) the Shares or (ii) the Company Securities are owned by any Subsidiary of the Company.

(d) There are no stockholder agreements or voting trusts to which the Company or any of its Subsidiaries is a party, and no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities, or grant any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Shares. There is no stockholder rights plan, “poison pill” or similar device in effect with respect to the Company or any Subsidiary of the Company.

Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing (or equivalent concept to the extent applicable) under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Subsidiaries of the Company and their respective jurisdictions of organization are set forth in Section 4.06(a) of the Company Disclosure Schedule.

(b) All of the outstanding capital stock and other voting securities of, and ownership interests in, each Subsidiary of the Company has been duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights and is owned by the Company, directly or indirectly, free and clear of any Lien and free of any transfer restriction (other than transfer restrictions of general applicability as may be provided under the 1933 Act or other applicable securities laws). Except for shares of capital stock or voting securities of or ownership interests in the Company’s Subsidiaries that are owned by the Company or a wholly owned Subsidiary of the Company, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or voting securities of, or ownership interests in, any Subsidiary of the Company, or securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities, or any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Subsidiary Securities. The Company does not directly or indirectly own any material equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than the Subsidiaries of the Company.

(c) The Company has made available to Parent a true and complete copy of the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary of the Company, each as in effect as of the date of this Agreement. Each such certificate of incorporation and bylaws (or equivalent organizational documents) is in full force and effect. None of the Subsidiaries of the Company is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents), except as would not reasonably be expected to be material to the Company.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2014 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). None of the Subsidiaries of the Company is, or at any time since January 1, 2014 has been, required to file any reports, schedules, forms, statements or other documents with the SEC.

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document filed pursuant to the 1933 Act, as of the date such Company SEC Document was filed and, in the case of a registration statement or amendment thereto, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed disclosure controls and procedures sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes and to ensure that material information relating to the Company, including its consolidated Subsidiaries, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is made known to the management of the Company by others within those entities to allow timely decisions regarding required disclosure and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

(f) There are no outstanding unresolved comments with respect to the Company or the Company SEC Documents noted in comment letters or other correspondence received by the Company or its attorneys from the SEC, and, to the knowledge of the Company, there are no pending (i) formal or informal investigations of the Company by the SEC or (ii) inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board. Since January 1, 2014, to the knowledge of the Company, there has been no written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. Since January 1, 2014, to the knowledge of the Company, no current or former attorney representing the Company or any of its Subsidiaries has reported in writing evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or executive officer of the Company.

(g) Since January 1, 2014, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any notes thereto) included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments not material in amount in the case of any unaudited interim financial statements).

Section 4.09. Proxy Statement.

(a) The Proxy Statement, at the time it and any amendments or supplements thereto are filed with the SEC, and mailed to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will comply as to form in all material respects with the applicable requirements of the 1934 Act.

(b) The Proxy Statement, at the time it and any amendments or supplements thereto are filed with the SEC, and mailed to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent or Merger Subsidiary or any of their officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents or advisors (“Representatives”) specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date through the date of this Agreement, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and (b) there has not been any event, occurrence, development, effect, change or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.11. No Undisclosed Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities disclosed, reflected or reserved against, and provided for in the Company Balance Sheet or in the notes thereto; (b) liabilities incurred in the ordinary course of business since the Company Balance Sheet Date; (c) liabilities that would not reasonably be expected to be material to the Company; (d) liabilities incurred in connection with the transactions contemplated hereby; and (e) executory obligations under Material Contracts and other contracts set forth in the Company Disclosure Schedule and other liabilities that, in each case, have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.12. Compliance with Laws and Court Orders.

(a) Neither the Company nor any Subsidiary of the Company is, or since January 1, 2014 has been, in conflict with, or in default, breach or violation of any Applicable Law or any permit, license, or other authorization of any Governmental Authority used in the operation of such Person’s business as currently conducted, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, none of the Company or any Subsidiary of the Company has been threatened to be charged with or given notice by any Governmental Authority of, and to the knowledge of the Company, none of the Company or any Subsidiary of the Company is under investigation by any Governmental Authority with respect to, any violation of any such Applicable Law.

(b) Without limiting the foregoing, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company, any of its Subsidiaries nor any director or officer thereof nor, to the Company’s knowledge, any employee or agent of the Company or any of its Subsidiaries has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (ii) directly or indirectly used, given, offered, promised or authorized to give, any money or thing of value to any foreign or domestic government official or to any foreign or domestic political party or campaign (collectively, “Government Official”), for the purpose of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision to obtain or retain business of the Company or any of its Subsidiaries, in each case of (i) or (ii) that would violate the Foreign Corrupt Practices Act of 1977, as amended or any other Applicable Law; or (iii) directly or indirectly made any unlawful payment. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all books and records of the Company and its Subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds or assets, and there have been no false or fictitious entries made in the books or records of the Company or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

Section 4.13. Litigation. There is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by, or order of, any Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.14. Properties. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business, in each case free and clear of all Liens, except Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company or one of its Subsidiaries has exclusive possession of all such property.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid, binding and in full force and effect and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice in writing alleging that it has breached, violated or defaulted under any Lease.

Section 4.15. Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (a) the Company and each of its Subsidiaries owns or has a right to use (in each case, free and clear of any Liens, except Permitted Liens) all Intellectual Property rights necessary for the conduct of its business as currently conducted, provided that the foregoing is not a representation or warranty of noninfringement, which is in (b) below; (b) the conduct of the business of the Company and the Subsidiaries of the Company as currently conducted, does not infringe, misappropriate or violate the Intellectual Property rights of any Person and (c) to the knowledge of the Company, no Person has infringed, misappropriated or violated any Intellectual Property right owned or licensed by the Company or any Subsidiary of the Company. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all trade secret information, to the extent the value thereof to the Company and its Subsidiaries is contingent upon maintaining the confidentiality thereof; (ii) since January 1, 2014 neither the Company nor any Subsidiary of the Company has received written notice of, and there is no pending or, to the knowledge of the Company, action threatened alleging, an infringement, misappropriation or violation of any Third Party’s Intellectual Property rights by the Company or any Subsidiary of the Company or challenging the validity, enforceability, priority or registrability of any of the Company or its Subsidiaries’ Intellectual Property rights; and (iii) since January 1, 2014 neither the Company nor any Subsidiary of the Company has sent any written notice to any Person, or brought any action against any Person, alleging an infringement, misappropriation or violation of the Intellectual Property rights of the Company or any Subsidiary of the Company or challenging the validity, enforceability, priority or registrability of any Intellectual Property rights of such other Person.

Section 4.16. Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a) All Tax Returns required by Applicable Law to be filed with any Governmental Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Laws, and all such Tax Returns are true and complete in all respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Governmental Authority all Taxes due and payable.

(c) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax.

(d) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(e) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(f) No jurisdiction in which neither the Company nor any of its Subsidiaries files Tax Returns has made a claim in writing which has not been resolved that the Company or any of its Subsidiaries is or may be liable for Tax in that jurisdiction.

(g) There are no currently effective waivers of any statute of limitations with respect to Taxes or extensions of time with respect to a Tax assessment or deficiency.

(h) All assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid.

(i) Neither the Company nor any of its Subsidiaries is a party to any agreement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than (A) an agreement solely among members of a group the common parent of which is the Company or any of its Subsidiaries, (B) an agreement entered into in the ordinary course of business that does not have as a principal purpose addressing Tax matters, (C) a financing agreement that does not have as a principal purpose addressing Tax matters or (D) a lease) or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax law), as transferee or successor.

(j) None of the Company or any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

Section 4.17. Employee Benefit Plans.

(a) Section 4.17(a) of the Company Disclosure Schedule contains a correct and complete list, as of the date of this Agreement, identifying each material Employee Plan. “Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, severance or similar contract, plan, practice, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee or other service provider of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Section 4.17(a) of the Company Disclosure Schedule separately identifies each material Employee Plan that is maintained primarily for the benefit of employees of the Company who are regularly employed outside the United States. Correct and complete copies of all material Employee Plans (and, if applicable, all related trust or funding agreements or insurance policies) and all material amendments thereto have been made available to Parent together with the most recent annual report (Form 5500 including all schedules thereto) and tax return (Form 990), if any, prepared in connection with any such plan or trust, summary plan description and material modifications thereto (if applicable) and financial statements or actuarial reports.

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past six (6) years sponsored, maintained or contributed to, any Employee Plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No liability under Title IV of ERISA has been incurred by the Company or any of its ERISA Affiliates that has not been satisfied in full. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would have a Material Adverse Effect on the Company or any of its ERISA Affiliates following the Effective Time and, without limiting the generality of the foregoing, neither the Company nor any of its their ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past six (6) years contributed to or been obligated to contribute to, any “multiemployer plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) or a plan that has two (2) or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and neither the Company nor any ERISA Affiliate nor any predecessor thereof has incurred any material liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full.

(d) Each Employee Plan and related trust that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be issued or reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been established, administered and maintained in material compliance with its terms and with the requirements prescribed by any and all Applicable Laws, including ERISA and the Code, which are applicable to such Employee Plan. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Employee Plan in respect of current or prior plan years have been paid or, to the extent not required to be paid, accrued in accordance with GAAP.

(e) Except as would not be material to the business of the Company or its Subsidiaries, taken as a whole, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) (i) entitle any employee or other service provider of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan or (ii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Employee Plan or related trust. Without limiting the generality of the foregoing, there is no Employee Plan, contract, plan or arrangement (written or otherwise) covering any current or former employee or other service provider of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. No Employee Plan provides for the gross-up or reimbursement of Taxes under Sections 4999 or 409A of the Code, or otherwise.

(f) No Employee Plan provides health, medical, life insurance or other welfare benefits to current or former employees or other service providers of the Company or its Subsidiaries beyond their retirement or other termination of employment, except as required to avoid an excise tax under Section 4980B of the Code or similar laws.

(g) There is no material action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority or otherwise.

(h) The Company has made available to Parent a complete and correct list as of the date hereof of each outstanding Company Stock Option and Company RSU, including the name or employee identification number of the holder, the date of grant, exercise or purchase price (if applicable), vesting status and number of Shares subject thereto. In the past three (3) years, the Company has not issued any Company Stock Options or any other similar equity awards pertaining to Shares under any Company Stock Plan with an exercise price that is less than the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP.

(i) The Company is in compliance with all Applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, other than instances of noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(j) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all Employee Plans subject to the laws of any jurisdiction outside of the United States (i) have been established, maintained and administered in all material respects in accordance with all Applicable Laws, (ii) if they are required to be registered have been registered and if they are intended to qualify for special tax treatment meet all requirements for such treatment and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and Applicable Law.

Section 4.18. Labor and Employment Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreement with a labor union or organization (a “Labor Agreement”) with respect to employees based in the United States. Section 4.18 of the Company Disclosure Schedule sets forth each Labor Agreement with respect to employees based outside the United States. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there is no (a) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; (b) activity or proceeding by a labor union or representative thereof to the knowledge of the Company to organize any employees of the Company or any of its Subsidiaries; or (c) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, and during the last three years there has not been any such action contemplated by clauses (a), (b) and (c). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each of the Company and its Subsidiaries is in compliance with all Labor Agreements and all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is subject to any obligation to inform or consult with any labor union, trade union (whether independent or not), works council or other body representing employees or other service providers in connection with this Agreement, the transactions contemplated by this Agreement or the Closing (whether under Applicable Law or contract).

Section 4.19. Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a) no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s knowledge, threatened which allege a violation by the Company or any of its Subsidiaries of, or liability under, any Environmental Laws;

(b) the Company and each of its Subsidiaries have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are, and have been since January 1, 2014, in compliance with the terms of such permits;

(c) there has been no release of any hazardous substance at, to, on, under or emanating from any property owned or leased by the Company or any of its Subsidiaries in any manner that has or would reasonably be expected to give rise to any Company or Subsidiary liability, remedial obligation or corrective action requirement under applicable Environmental Laws; and

(d) the operations of the Company and each of its Subsidiaries are, and have been since January 1, 2014, in compliance with the terms of applicable Environmental Laws.

(e) Except as set forth in this Section 4.19 and, to the extent applicable, in Section 4.07, Section 4.08, Section 4.10(b), and Section 4.11, no representations or warranties are being made with respect to matters arising under or relating to environmental matters.

Section 4.20. Material Contracts.

(a) The Company has made available to Parent, or publicly filed with the SEC, a true and complete copy of each of the following contracts to which the Company or any Subsidiary of the Company is a party as of the date of this Agreement (such contracts, the “Material Contracts”). A true and complete list of the Material Contracts is set forth on Section 4.20(a) of the Company Disclosure Schedule:

(i) any contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by the Company or any Subsidiary of the Company of $4,000,000 or more per annum;

(iii) master purchase agreements with the top 20 customers of the Company and its Subsidiaries measured by aggregate payments made during the fiscal year ended December 31, 2015, including distributors (excluding contracts under which there are no further obligations of the Company or any Subsidiary to deliver products and purchase orders) and purchase orders in an individual amount in excess of $7,500,000, which have been booked but not yet fulfilled;

(iv) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to indebtedness or the borrowing of money or extension of credit (including reimbursement obligations in respect of letters of credit) of $5,000,000 or more (other than loans to direct or indirect wholly-owned Subsidiaries of the Company) or any contract that provides for or relates to any material hedging, derivatives or similar contracts or arrangements;

(v) any contract with respect to a joint venture partnership or other similar arrangement that is material to the business of the Company and the Subsidiaries of the Company, taken as a whole, or any contract that relates to the formation, creation, governance or control of, or the economic rights or obligations of the Company or any of its Subsidiaries in, any such joint venture, partnership or other similar arrangement;

(vi) any contract for capital expenditures or that relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such contract in excess of $5,000,000 pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding;

(vii) any contract containing covenants of the Company or any Subsidiary of the Company to indemnify or hold harmless another Person or group of Persons, unless such indemnification or hold harmless obligation to such Person, or group of Persons, as the case may be, would not reasonably be expected to be material to the Company;

(viii) any contract that is a license, royalty or similar contract with respect to Intellectual Property (other than generally commercially available “off-the-shelf” software programs and non-exclusive licenses granted by the Company or any Subsidiary of the Company in the ordinary course of business) that would reasonably be expected to involve aggregate payments by or to the Company or any Subsidiary of the Company of $1,500,000 or more per annum on or after January 1, 2016 or $2,500,000 or more in the aggregate for the remaining term of the contract or any contract for the settlement of litigation or threatened litigation entered into by the Company or any of its Subsidiaries after January 1, 2014 or that has continuing effect and that contains any covenant not to sue or that materially restricts the Company’s or any of its Subsidiaries’ right to use any of their Intellectual Property rights; and

(ix) any contract containing any exclusivity or most favored nation right in favor of any other Person or any provision or covenant, in each instance to the extent it limits in any material respect the ability of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (A) sell any products or services of or to any other Person or in any geographic region, (B) engage in any line of business or (C) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries).

(b) Except for breaches, violations or defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each of the Material Contracts is valid, binding and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract.

Section 4.21. Finders’ Fees. Except for Goldman, Sachs & Co, a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.22. Opinion of Financial Advisor. The Company has received the opinion of Goldman, Sachs & Co, financial advisor to the Company, to the effect that, as of the date of such opinion and based upon and subject to the matters and limitations set forth therein, the $107.50 in cash per Share to be paid to holders (other than Parent and its Affiliates) of Shares pursuant to this Agreement is fair from a financial point of view to such holders.

Section 4.23. Antitakeover Statutes. Subject to the representations and warranties of Parent set forth in Section 5.08 hereof being true and correct, the Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from the Oregon Control Share Act and Section 60.835 of Oregon Law and any other applicable “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation.

Section 4.24. Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) each of the Company and the Subsidiaries of the Company maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses, (b) each such insurance policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, (c) neither the Company nor any Subsidiary of the Company is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy, and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under such policy, and (d) no notice of cancellation or termination has been received with respect to any such insurance policy.

Section 4.25. No Other Representations and Warranties. Except for the representations and warranties set forth in this Article 4, no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Subsidiary, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Subsidiary, or any of their Representatives or Affiliates of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing.

Section 4.26. No Reliance. Except for the representations and warranties expressly made by Parent in Article 5, the Company acknowledges that none of Parent, Merger Subsidiary or any other Person makes, and that the Company has not relied upon, any express or implied representation or warranty whatsoever and specifically (but without limiting the foregoing), that none of Parent, Merger Subsidiary or any of their Representatives makes, nor has the Company relied upon, any representation or warranty with respect to (a) Parent or its Subsidiaries or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or any other matter relating to Parent or its Subsidiaries or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by Parent or any Representative of Parent, including in any “data rooms” or management presentations.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except as disclosed in any reports, schedules, forms, statements, prospectuses, registration statements and other documents publicly filed with or furnished to the SEC by Parent (but excluding any risk factor disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or similar cautionary, forward-looking or predictive statements) after January 1, 2015 and before the date of this Agreement or as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent beneficially owns all outstanding capital stock of Merger Subsidiary.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action and except for the filing of articles of merger with respect to the Merger with the Oregon Secretary of State pursuant to Oregon Law and the approval of this Agreement and approval of the Merger by Parent, as the sole stockholder of Merger Subsidiary (which approval shall be obtained promptly after the date hereof), no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Parent and Merger Subsidiary have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of Parent and Merger Subsidiary enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, filing with, notification to or approval or consent of, any Governmental Authority, other than (a) the filing of articles of merger with respect to the Merger with the Oregon Secretary of State pursuant to Oregon Law and appropriate documents with the relevant authorities of other states in which Parent or the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and applicable Foreign Antitrust Laws, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws, (d) compliance with any applicable rules of the New York Stock Exchange and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary; (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law; (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default under or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any of their properties or assets; or (d) result in the creation or imposition of any Lien on any property or asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.05. Information Supplied. The information with respect to Parent and any of its Subsidiaries that Parent supplies to the Company specifically for use in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the time of the filing and mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Stockholders’ Meeting.

Section 5.06. Finders’ Fees. Except for J.P. Morgan Securities LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company in connection with the transactions contemplated by this Agreement.

Section 5.07. Financing. As of the Closing Date, Parent shall have or have immediately available to it sufficient funds to consummate the Merger and the other transactions contemplated by this Agreement and to pay the aggregate Merger Consideration, all amounts due to holders of Company Stock Options and Company RSUs, and all fees and expenses required to be paid by Parent pursuant to the terms of this Agreement.

Section 5.08. Ownership of Company Common Stock. None of Parent, Merger Subsidiary or any of their Subsidiaries owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company other than this Agreement.

Section 5.09. No Other Representations and Warranties. Except for the representations and warranties set forth in this Article 5, no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Merger Subsidiary to the Company, and Parent and Merger Subsidiary each hereby disclaim any such representation or warranty, whether by or on behalf of Parent or Merger Subsidiary, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates of any documentation or other information by Parent or Merger Subsidiary or any of their Representatives or Affiliates with respect to any one or more of the foregoing.

Section 5.10. No Reliance. Except for the representations and warranties expressly made by the Company in Article 4, each of Parent and Merger Subsidiary acknowledges that neither the Company nor any other Person makes, and that neither Parent nor Merger Subsidiary has relied upon, any express or implied representation or warranty whatsoever and specifically (but without limiting the foregoing), that neither the Company nor any Representative of the Company makes, nor has either Parent or Merger Subsidiary relied upon, any representation or warranty with respect to (a) the Company or its Subsidiaries or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or any other matter relating to the Company or its Subsidiaries or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by the Company or any Representative of the Company, including in any “data rooms” or management presentations.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. Except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law or Governmental Authority, from the date hereof until the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to preserve intact its business organizations and relationships with Third Parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law or Governmental Authority, the Company shall not, and shall cause its Subsidiaries not to:

(a) amend its certificate or articles of incorporation, bylaws or other similar organizational documents;

(b) (i) split, combine or reclassify any shares of its capital stock or other equity or voting interests, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or other equity or voting interests or Company Securities or Company Subsidiary Securities, except for dividends by any of its wholly-owned Subsidiaries to the Company or any other wholly-owned Subsidiary and regular quarterly dividends by the Company to its stockholders in the ordinary course not in excess of $0.30 per Share, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, other than (A) the withholding of Shares to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plan and outstanding on the date of this Agreement in accordance with their terms on the date of this Agreement and (B) the acquisition by the Company of Company Stock Options and Company RSUs outstanding on the date of this Agreement in connection with the forfeiture of such awards, in accordance with their terms on the date of this Agreement;

(c) (i) issue, deliver, encumber or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or other equity or voting interests or any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any Shares issued upon the exercise of Company Stock Options or settlement of Company RSUs that are outstanding on the date of this Agreement, in each case in accordance with their terms on the date of this Agreement, provided that, in the event that the Company is required to make a performance determination prior to the Effective Time, such determination shall be made in the ordinary course of business consistent with past practice, (B) Shares upon the exercise of purchase rights under the ESPP in accordance with this Agreement, or (C) any Company Subsidiary Securities to the Company or any other wholly-owned Subsidiary of the Company; or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses for an amount in excess of $5,000,000 individually or $10,000,000 in the aggregate, other than pursuant to existing contracts or commitments set forth in Section 6.01(d) of the Company Disclosure Schedule;

(e) sell, lease, encumber, license or otherwise transfer any of its material assets, securities, properties, interests or businesses or any assets or property the value or purchase price which exceeds $5,000,000 individually or $10,000,000 in the aggregate, other than pursuant to existing contracts or commitments set forth in Section 6.01(e) of the Company Disclosure Schedule, or sales of inventory or products or services in the ordinary course of business;

(f) other than in connection with actions expressly permitted by Section 6.01(d), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(g) incur any indebtedness (including any borrowing of money, capital leases and reimbursement obligations in respect of letters of credit) or guarantees thereof, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person, other than any borrowings (i) incurred under the Existing Credit Agreements in an amount not in excess of $10,000,000 in the aggregate or (ii) incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

(h) authorize, or make any commitment with respect to, capital expenditures that in aggregate exceed the aggregate total of the capital expenditures budget of the Company in effect on the date hereof (a copy of which has been previously provided to Parent) except as required pursuant to the terms of any Material Contract or other contract set forth in the Company Disclosure Schedule;

(i) (A) enter into or terminate, or (B) amend, renew, extend, modify, or waive any rights under, any Material Contract (or any contract that if entered into prior to the date hereof would be a Material Contract), except (x) in the case of clauses (A) and (B), in connection with commercial sales contracts in the ordinary course of business consistent with past practice, and (y) in the case of clause (B), amendments, renewals, extensions, modifications and waivers in the ordinary course of business consistent with past practice, provided that any such amendment, renewal, extension, modification or waiver does not materially extend the term or duration of such Material Contract or impose new or additional exclusivity obligations on the Company or its Subsidiaries;

(j) except to the extent required by the terms of the Employee Plans (each as in existence as of the date hereof), (i) enter into any employment agreement (other than an at-will offer letter or, for employees outside the United States, agreement containing standard terms for the jurisdiction), deferred compensation agreement or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies or grant or pay (or commit to grant, pay or increase) any current or former employee or other service provider of the Company or any of its Subsidiaries any severance or termination pay, except for payments or benefits that are made in the ordinary course of business consistent with past practice in accordance with the severance practices or guidelines of the Company or any of its Subsidiaries in effect as of the date of this Agreement, listed on Section 4.17(a) of the Company Disclosure Schedule and made available to Parent (including the execution of a release of claims in favor of the Company and its Affiliates), (iii) establish, adopt, amend or terminate any Labor Agreement or any Employee Plan (or any arrangement that would be a Labor Agreement or Employee Plan if in effect on the date of this Agreement), other than immaterial amendments to Employee Plans in the ordinary course of business consistent with past practice, (iv) increase compensation or benefits payable to any current or former employee or other service provider of the Company or any of its Subsidiaries, (v) make any contributions or payments to any trust or other funding vehicle, (vi) change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (vii) grant or amend any equity or other incentive awards, (viii) accelerate the payment or vesting of any payment, equity or other incentive award or benefit provided or to be provided to any current or former employee or other service provider or otherwise pay any amounts or provide any benefits not due to such individual, (ix) loan or advance any money or other property to any current or former employee or other service provider of the Company or its Subsidiaries or (x) hire or appoint any employee with an annual base salary or annual base compensation of $200,000 or more or promote any employee to a position with an annual base salary or annual base compensation of $200,000 or more;

(k) change the Company’s methods of accounting, except as required by concurrent changes in GAAP, Applicable Law or in Regulation S-X of the 1934 Act, as agreed to by the Company’s independent public accountants;

(l) settle, or offer or propose to settle, (i) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries except for settlements described in Section 6.01(l) of the Company Disclosure Schedule, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(m) adopt a plan or agreement of, or effect any, complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(n) make, change or revoke any material Tax election, change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to Taxes, request any material Tax ruling, settle or compromise any material Tax proceeding or surrender any claim for a material refund of Taxes; or repatriate or transfer a material amount of cash or cash equivalents to the United States from any foreign jurisdiction except in consultation with Parent; or

(o) agree, resolve or commit to do any of the foregoing.

Section 6.02. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement dated as of April 28, 2016 between the Company and Parent (the “Confidentiality Agreement”), the Company shall (a) give Parent, its counsel, financial advisors, auditors and other authorized Representatives full access to the offices, properties, books and records of the Company and its Subsidiaries; (b) furnish to Parent, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information as such Persons may reasonably request; and (c) cause the employees, counsel, financial advisors, auditors and other authorized Representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries, shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform any “invasive” testing. No investigation pursuant to this Section 6.02 shall cure any breach of, or non-compliance with, any other provision of this Agreement or limit the remedies available to any party. Notwithstanding the foregoing provisions of this Section 6.02, the Company may restrict or otherwise prohibit access to any documents or information to the extent that: (i) access to such documents or information would waive any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or would result in the disclosure of any trade secrets of any third party; (ii) access to a contract to which the Company or its Subsidiaries is a party as of the date of this Agreement or otherwise bound as of the date of this Agreement if such access would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such contract; or (iii) unless otherwise required to be provided under the terms of Section 6.03, such documents or information relate to any Acquisition Proposal (e.g., materials presented to the Board of Directors by the Company, or any financial, legal or other advisors to the Board of Directors, relating to any Acquisition Proposal); provided, that in any such case set forth in clauses (i) and (ii) above, the Company shall use its reasonable best efforts to communicate the applicable information in a way that would not waive such privilege or protection, result in such prohibited disclosure or have such effect under such contract, including entering into a joint defense agreement, common interest agreement or other similar arrangement.

Section 6.03. No Solicitation; Other Offers.

(a) General Prohibitions. Neither the Company nor any of its Subsidiaries shall, and the Company and its Subsidiaries shall cause its and their Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or inquiry in respect thereto; (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with any Third Party in connection with an Acquisition Proposal or inquiry in respect thereto; (iii) (A) fail to make, withdraw, qualify or modify in a manner adverse to Parent the Company Board Recommendation, (B) fail to include the Company Board Recommendation in the Proxy Statement, (C) approve, adopt or recommend an Acquisition Proposal, (D) fail to publicly and without qualification recommend against any Acquisition Proposal within ten (10) Business Days after such Acquisition Proposal is made public (or such fewer number of days as remains prior to the Company Stockholders’ Meeting, so long as such Acquisition Proposal is made at least one (1) Business Day prior to the Company Stockholders’ Meeting) or, after an Acquisition Proposal is made public, fail to reaffirm the Company Board Recommendation within ten (10) Business Days after any request by Parent to do so (or such fewer number of days as remains prior to the Company Stockholders’ Meeting, so long as such Acquisition Proposal is made at least one (1) Business Day prior to the Company Stockholders’ Meeting), or (E) publicly propose to do any of the foregoing (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”); or (iv) authorize or enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument or agreement, whether written or oral, binding or non-binding, relating to an Acquisition Proposal (other than a confidentiality agreement contemplated by Section 6.03(b)).

(b) Exceptions. Notwithstanding Section 6.03(a), at any time prior to obtaining Company Stockholder Approval:

(i) the Company may, after giving Parent twenty-four (24) hours’ prior notice of its intention to do so, (A) engage in negotiations or discussions or otherwise cooperate with any Third Party or Third Parties (and its or their Representatives and financing sources) from whom the Company has received a bona fide written Acquisition Proposal after the date of this Agreement, and otherwise facilitate such Acquisition Proposal, and (B) furnish to such Third Party (or Third Parties) (and its or their Representatives and financing sources) non-public information relating to the Company or any of its Subsidiaries and afford such Third Party or Third Parties (and its or their Representatives and financing sources) access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, in each case pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent upon execution of such confidentiality agreement) with such Third Party or Third Parties with terms no less favorable to the Company than those contained in the Confidentiality Agreement; provided all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or concurrently with the time such information is provided or made available to such Third Party or Third Parties (or its or their Representatives or financing sources); and provided, further, in the case of each of clause (A) and clause (B), that (1) such Acquisition Proposal was not solicited in violation of this Section 6.03 and (2) the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under Oregon Law; and

(ii) if the Company receives a bona fide written Acquisition Proposal after the date of this Agreement that was not solicited in violation of this Section 6.03 and that the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal, subject to compliance with this Section 6.03 and Section 10.01(d)(i), if applicable, the Board of Directors may make an Adverse Recommendation Change in respect of such Superior Proposal or terminate this Agreement to concurrently enter into a definitive agreement with respect to such Superior Proposal, provided that (A) the Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to take one of the foregoing actions would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under Oregon Law and (B) prior to effecting such Adverse Recommendation Change or terminating this Agreement to concurrently enter into a definitive agreement with respect to such Superior Proposal, (w) the Company has given Parent at least five (5) days’ prior written notice of its intention to effect an Adverse Recommendation Change or terminate this Agreement and enter into a definitive agreement with respect to a Superior Proposal, (x) the Company has provided Parent with the identity of the Third Party making the Acquisition Proposal, the terms and conditions thereof and an unredacted copy of any written materials comprising such Acquisition Proposal, (y) if requested to do so by Parent, for a period of five (5) days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made its Representatives available to discuss and negotiate in good faith, with Parent and Parent’s Representatives, any bona fide proposed modifications to the terms and conditions of this Agreement and (z) no earlier than the end of such five (5) day period, the Board of Directors shall have concluded, after considering the terms of any amendment or modification to this Agreement offered by Parent during such period in a form capable of being accepted by the Company so as to become binding on Parent, and after consultation with its financial advisor and outside legal counsel, that such Superior Proposal still constitutes a Superior Proposal and that the failure to either effect an Adverse Recommendation Change or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under Oregon Law (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above; provided, however, that with respect to each such changed proposal, each reference in the preceding clauses (w), (y) or (z) to a period of “five (5) days” shall be changed to “two (2) days” in respect of such changed proposal).

(iii) In the event that an Intervening Event has occurred after the date hereof, the Board of Directors may make an Adverse Recommendation Change in respect of such Intervening Event; provided that (A) the Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under Oregon Law, and (B) prior to effecting such Adverse Recommendation Change, (x) the Company has given Parent at least five (5) days’ prior written notice of its intention to effect such Adverse Recommendation Change (which notice shall include a reasonable description of such Intervening Event and the reasons for the Board of Directors’ intention to effect such Adverse Recommendation Change), (y) if requested to do so by Parent, for a period of five (5) days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made its Representatives available to discuss and negotiate in good faith, with Parent and Parent’s Representatives, any bona fide proposed modifications to the terms and conditions of this Agreement, and (z) no earlier than the end of such five (5) day period, the Board of Directors shall have concluded, after considering the terms of any amendment or modification to this Agreement offered by Parent during such period in a form capable of being accepted by the Company so as to become binding on Parent, and after consultation with its outside legal counsel, that that the failure to effect an Adverse Recommendation Change in respect of such Intervening Event would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under Oregon Law (it being understood and agreed that any material change to the circumstances giving rise to the Intervening Event that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above; provided, however, that with respect to each such material change, each reference in the preceding clauses (x), (y) or (z) to a period of “five (5) days” shall be changed to “two (2) days” in respect of such materially changed circumstances).

In addition, nothing contained herein shall prevent the Board of Directors from complying with Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the 1934 Act with regard to an Acquisition Proposal; provided that such Rules and Items will in no way eliminate or modify the effect that any action taken or statement made pursuant thereto would otherwise have under this Agreement; and provided, further, that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors publicly, definitively and without qualification reaffirms the Company Board Recommendation in such statement or in connection with such action.

(c) Required Notices. The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal or any inquiries with respect thereto or that could reasonably be expected to lead to an Acquisition Proposal, including the identity of the Third Party making the Acquisition Proposal or inquiry, the material terms and conditions thereof and an unredacted copy of any written materials, proposals or agreements received in connection therewith, and all correspondence relating thereto, and shall keep Parent reasonably informed as to the status (including changes to the terms) of such Acquisition Proposal or inquiry on a reasonably prompt basis, and within twenty-four (24) hours of any material developments or changes to the material terms thereof. The Company shall also notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt by the Company of any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that the Company should reasonably be expected to believe may be considering making, or has made, an Acquisition Proposal or inquiry with respect thereto.

(d) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal that was not solicited in violation of this Section 6.03, and (A) that if consummated would result in a Third Party (or Third Parties as a group) acquiring at least a majority of the outstanding Shares or all or substantially all of the consolidated assets of the Company and its Subsidiaries, (B) that, to the extent third party financing is required by the party or parties proposing such Acquisition Proposal, is fully financed as evidenced by binding customary financing commitments from one or more nationally recognized financial institutions with cash and liquid assets in the United States, taken together with cash and liquid assets held by the Company and its consolidated Subsidiaries and by such party or parties proposing such Acquisition Proposal, sufficient to secure funding and payment in full of all consideration and other amounts contemplated by such Acquisition Proposal, or to the extent third party financing is not required, such Third Party (or Third Parties as a group) otherwise has cash and liquid assets in the United States, taken together with cash and liquid assets held by the Company and its consolidated Subsidiaries, sufficient to secure funding and payment in full of all consideration and other amounts contemplated by such Acquisition Proposal, (C) is not subject to the completion of due diligence, and (D) that the Board of Directors determines in good faith by a majority vote, after consultation with its financial advisor and outside legal counsel, taking into account all financial, legal, regulatory and other aspects of such proposal, including the expected timing of such proposal and all conditions contained therein and the Third Party or Third Parties making such Acquisition Proposal (and taking into account any amendment or modification to this Agreement proposed by Parent) is more favorable to the Company’s stockholders from a financial point of view than the Merger.

(e) Obligation of the Company to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal or inquiry with respect thereto and shall promptly request the return or destruction of all information furnished by the Company or on its behalf to any such Third Party and its Representatives.

Section 6.04. Proxy Statement; Company Stockholders’ Meeting.

(a) As promptly as reasonably practicable, and no later than fifteen (15) Business Days following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement. Subject to Section 6.03, the Company and the Board of Directors shall include the Company Board Recommendation in the Proxy Statement. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it or any amendment or supplement thereto is filed with the SEC or mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating them to holders of Shares and a reasonable opportunity to review and comment on all responses to requests for additional information, and shall consider any comments proposed by Parent in good faith. If, at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and correct such information, and an appropriate amendment or supplement describing such information shall be filed with the SEC.

(b) Unless this Agreement is terminated in accordance with its terms, and notwithstanding any Adverse Recommendation Change, the Company shall, as promptly as practicable after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”), and, subject to Section 6.03(b), the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding anything to the contrary contained herein, the Company shall not postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of Parent; provided, that if at any time following the dissemination of the Proxy Statement, either the Company or Parent reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained at the Company Stockholders’ Meeting, then on no more than two occasions (for Company and Parent in the aggregate) and prior to the vote contemplated having been taken, each of the Company and Parent shall have the right to require an adjournment or postponement of the Company Stockholders’ Meeting for the purpose of soliciting additional votes in favor of this Agreement; provided, further, that no such adjournment or postponement shall delay the Company Stockholders’ Meeting by more than seven (7) days from the prior-scheduled date or to a date on or after the fifth (5th) Business Day preceding the End Date. Notwithstanding any Adverse Recommendation Change, unless this Agreement has been terminated in accordance with its terms, the Company shall submit this Agreement to the stockholders of the Company for approval at the Company Stockholders’ Meeting and shall not submit any Acquisition Proposal for approval by the stockholders of the Company.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement.

Section 7.02. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six (6) years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company or any of its Subsidiaries (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time in their capacity as an officer or director of the Company or its Subsidiaries (including acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby) to the fullest extent permitted by Oregon Law or any other Applicable Law or provided under the Company Articles or bylaws of the Company or the certificate or articles of incorporation and bylaws or similar organizational documents of the applicable Subsidiaries in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the articles of incorporation and bylaws of the Surviving Corporation and each of its Subsidiaries (or in such documents of any successor to the business of the Surviving Corporation or any of its Subsidiaries) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions, as applicable, in the Company Articles or bylaws of the Company or the articles of incorporation and bylaws or similar organizational documents of the applicable Subsidiaries in effect on the date of this Agreement. From and after the Effective Time, any agreement of any Indemnified Person with the Company or any of its Subsidiaries regarding elimination of liability, indemnification or advancement of expenses shall constitute such an agreement of the Surviving Corporation or its applicable Subsidiaries, and shall survive the Merger and shall continue in full force and effect in accordance with its terms.

(c) Prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, as of the Effective Time, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are substantially similar to the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies an aggregate premium amount in excess of 300% of the current annual premium amount paid by the Company as set forth in Section 7.02(c) of the Company Disclosure Schedule (the “Premium Cap”), and if the amount of such insurance coverage would exceed such Premium Cap, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount. If Parent and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are substantially similar to the coverage provided under the Company’s existing policies as of the date hereof, or Parent or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are substantially similar to those provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies an aggregate premium amount in excess of the Premium Cap; and provided, further, that if the aggregate premiums of such insurance coverage exceed such Premium Cap, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.

(e) The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under, as applicable, the Company Articles or bylaws of the Company or certificate or articles of incorporation and bylaws or similar organizational documents of the applicable Subsidiaries, under Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person. The obligations of Parent and the Surviving Corporation under this Section 7.02 shall not be terminated or modified in such manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person.

(f) The Surviving Corporation shall pay all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 7.02.

(g) The Surviving Corporation shall pay on an as-incurred basis the fees and expenses of such Indemnified Person (including the reasonable fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification, provided that such Person shall undertake to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order, that such Person is not entitled to indemnification.

Section 7.03. Employee Benefit Plan Matters.

(a) As of and subsequent to the Effective Time, Parent shall: (i) assume and honor employee bonus plans, change in control and severance plans and agreements and other retention plans and agreements listed in Section 4.17(a) of the Company Disclosure Schedule; provided that nothing herein shall prohibit Parent from amending, suspending or terminating any such plan or arrangement to the extent permitted by its terms and Applicable Law; (ii) for a period of not less than twelve (12) months after the Effective Time, provide the employees of the Company or its Subsidiaries as of immediately prior to the Effective Time during the period they continue to be employed by Parent, the Surviving Corporation and/or its Subsidiaries on and after the Effective Time (the “Covered Employees”) base compensation, incentive opportunities (other than equity incentive compensation opportunities, which in all cases will be consistent with the opportunities, policies and plans applicable to similarly situated employees of Parent and its Subsidiaries), severance (based on severance arrangements as in effect on the date of this Agreement and listed on Section 4.17(a) of the Company Disclosure Schedule) and employee benefits (including retirement, group health, life, disability, vacation and severance plans) that are not less favorable in the aggregate to each Covered Employee than were provided by the Company or its Subsidiaries to such Covered Employee immediately prior to the Effective Time; (iii) provide all Covered Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Parent or the Surviving Corporation and/or their Subsidiaries in which Covered Employees are eligible to participate (the “Parent Plans”) for all periods of employment with the Company or its Subsidiaries (or any predecessor entities) prior to the Effective Time to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Employee Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Effective Time, and with Parent, the Surviving Corporation and any of their Subsidiaries or Affiliates on and after the Effective Time; provided that the foregoing shall not apply (A) for any purpose under any defined benefit pension plan or retiree welfare plan, (B) for purposes of any Parent Plan under which similarly-situated employees of Parent and its Subsidiaries do not receive credit for prior service, (C) for purposes of any Parent Plan that is grandfathered or frozen, either with respect to level of benefits or participation or (D) to the extent that its application would result in a duplication of benefits with respect to the same period of service; (iv) use commercially reasonable efforts to cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any Parent Plan to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Covered Employee participated immediately prior to the Effective Time; and (v) use commercially reasonable efforts to give the Covered Employees and their eligible dependents credit for the plan year in which the Effective Time (or commencement of participation in a plan of Parent or the Surviving Corporation) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or the date of commencement of participation in any Parent Plan).

(b) If requested by Parent not less than ten (10) Business Days before the Closing Date, the Company shall adopt resolutions and take such corporate action as is necessary to terminate the Employee Plans that are United States Tax-qualified defined contribution plans (collectively, the “Company DC Plan”), effective as of the day prior to the Closing Date. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the reasonable review and approval of Parent. Upon the distribution of the assets in the accounts under the Company DC Plan to the participants, Parent shall permit the Covered Employees who are then actively employed by Parent or its Subsidiaries to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, from the Company DC Plan to the applicable tax-qualified defined contribution plans of Parent or its Subsidiaries.

(c) As soon as reasonably practicable following the date hereof (and in any event prior to the Closing Date), the Company shall, or shall cause its applicable Subsidiary to, take all action necessary to fulfill all consultation and notification requirements, and obtain all approvals from, any unions, works councils or other labor organizations, whether required pursuant to

Applicable Law or otherwise. Any written or oral communications to the employees, officers or directors of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that relate to or are affected by the transactions contemplated by this Agreement shall be previously approved in writing by Parent, it being agreed that Parent and the Company shall cooperate, including by providing Parent a reasonable period of time to review and approve any such communication, in providing any such mutually agreeable communication.

(d) Without limiting the generality of Section 11.07, the provisions of this Section 7.03 are solely for the benefit of the parties to this Agreement, and no current or former employee or other service provider or other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement. Nothing contained in this Agreement shall (i) constitute or be deemed to be an amendment to any Employee Plan or any other compensation or benefit plan, program or arrangement of the Company, Parent or any of their respective Subsidiaries for any purpose; (ii) guarantee employment for any period of time, or preclude the ability of Parent or the Surviving Corporation and its Subsidiaries to terminate any employee of the Company or any of its Subsidiaries for any reason; or (iii) require Parent or the Surviving Corporation or any of their respective Subsidiaries to continue any Employee Plan, employee benefits plans or arrangements or prevent the amendment, modification or termination thereof, in accordance with the terms thereof and Applicable Law.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party under any applicable contract all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and providing as promptly as practicable all information and material necessary or requested in connection therewith and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall be deemed to include, if necessary to obtain the required approvals, consents, registrations, permits, authorizations, or other confirmations, entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby; provided that in no event shall Parent or Merger Subsidiary be obligated to, and the Company and its Subsidiaries shall not agree to (other than at the written request of Parent) divest, dispose of or hold separate, or agree or commit to divest, dispose of or hold separate (including by establishing a trust or otherwise), or enter into any licensing or similar arrangement (hereinafter “Remedial Action”), with respect to any of its or the Surviving Corporation’s or any of their respective Affiliates’ businesses, assets or properties, in connection with obtaining such required approvals, consents, registrations, permits, authorizations or other confirmations, unless such Remedial Action does not have a material impact on the benefits that Parent reasonably expects to derive from the transactions contemplated by this Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, Parent shall have principal responsibility for determining the timing and sequence of seeking the required approvals, consents, registrations, permits, authorizations or other confirmations under applicable antitrust and other laws and strategy with respect to obtaining any such approvals, consents, registrations, permits, authorizations or other confirmations under applicable antitrust and other laws. Each party shall (A) permit the other party to review and discuss in advance, and shall consider in good faith the views of the other parties in connection with, any material written analyses or arguments or other materials to be submitted to any Governmental Authority with respect to such approvals, consents, registrations, permits, authorizations or other confirmations under applicable antitrust and other laws; (B) keep the other apprised of the material content and status of any material communications with, and material communications from, any Governmental Authority with respect to the transactions contemplated hereby, including promptly notifying the other of any material communication it receives from any Governmental Authority relating to any review or investigation of such transactions under applicable antitrust and other laws; and (C) provide each other with copies of all material, substantive correspondence, filings or communications between it and any Governmental Authority with respect to this Agreement and the transactions contemplated hereby, to the extent permitted by law or regulation.

(b) In accordance with and subject to Section 8.01(a), each of Parent and the Company shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof, (ii) use reasonable best efforts to make an appropriate filing pursuant to any applicable Foreign Antitrust Law with respect to the transactions contemplated hereby as promptly as practicable, and (iii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any Foreign Antitrust Law and use its reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or any Foreign Antitrust Law, as applicable, as soon as practicable.

Section 8.02. Certain Filings. The Company and Parent shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, in connection with the consummation of the transactions contemplated by this Agreement and in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03. Public Announcements. Parent and the Company shall not issue any press release, have any communication with the press (whether or not for attribution), make any other public statement or schedule any press conference or conference call with investors or analysts, in each case with respect to this Agreement or the transactions contemplated hereby, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed), except (a) to the extent such press release, communication, public statement, press conference or conference call contains information that is consistent with a public statement or release previously issued or made in accordance with this Section 8.03, (b) to the extent that any press release, communication, public statement, press conference or conference call relates to the receipt of an Acquisition Proposal (whether or not a Superior Proposal) and the terms and conditions thereof and the response of the Board of Directors or Parent in relation thereto, any potential Adverse Recommendation Change pursuant to Section 6.03 or any potential termination of this Agreement pursuant to Section 6.03, or (c) as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association. Notwithstanding the foregoing, in all cases (including under the circumstances described in clauses (a), (b) and (c) of the preceding sentence), Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary set forth herein, none of the limitations set forth in this Section 8.03 shall apply to any disclosure of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute among the parties hereto regarding this Agreement or the transactions contemplated hereby.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Shares, Company Stock Options, Company RSUs or other derivative securities, in connection with the transactions contemplated by this Agreement, by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.06. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (except with respect to the matters covered by, and subject to, Section 8.01);

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement; and

(d) the discovery of any fact or circumstance, or the occurrence or non-occurrence of any event, which would reasonably be expected to cause or result in any of the conditions to the Merger contained in Article 9 not being satisfied or the satisfaction of those conditions being materially delayed;

provided that the delivery of any notice pursuant to this Section 8.06 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice.

Section 8.07. Confidentiality. The parties acknowledge that Parent and the Company have previously executed the Confidentiality Agreement, which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

Section 8.08. Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares and the suspension of the Company’s reporting obligations under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days thereafter.

Section 8.09. Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Subsidiary and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 8.10. Director Resignations. The Company shall use its commercially reasonable efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 8.11. Stockholder Litigation. The Company shall give Parent an opportunity to participate in the defense (at Parent’s sole cost) of any stockholder litigation brought against the Company or its directors or officers relating to the transactions contemplated by this Agreement.

The Company shall give Parent the right to review and comment on all filings or responses to be made by the Company in connection with any such litigation, and the right to consult on the settlement with respect to such litigation, and the Company will in good faith take such comments into account, and, no such settlement shall be agreed to without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

Section 8.12. Financing.

(a) The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, provide all cooperation that is necessary, customary or advisable and reasonably requested by Parent to assist Parent in the arrangement of any third-party debt or equity financing for the purpose of financing the aggregate Merger Consideration, any repayment or refinancing of debt contemplated by this Agreement or required or undertaken in connection with the transactions contemplated by this Agreement and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement (including all amounts payable in respect of equity awards of the Company under this Agreement) and all related fees and expenses of Parent and Merger Subsidiary (the “Financing”) (it being understood that the receipt of such Financing is not a condition to the Merger); provided, however, that nothing in this Section 8.12(a) shall require such cooperation to the extent it would (i) unreasonably disrupt the conduct of the business or operations of the Company or its Subsidiaries, (ii) require the Company or any of its Subsidiaries to agree to pay any fees, reimburse any expenses or otherwise incur any liability (including Tax Liability, by way of withholding, reduction in Tax attribute or otherwise) or give any indemnities or place a Lien on any of its assets prior to the Effective Time for which it is not promptly reimbursed or simultaneously indemnified or (iii) require the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Company Articles or bylaws of the Company (as in effect as of the date hereof), any Applicable Law, the JPM Credit Agreement (as in effect on the date hereof) or any Material Contract (so long as the provisions of the Material Contracts were not entered into with the purpose of avoiding the provisions of this Section 8.12). Such cooperation shall include, without limitation, (A) participating in a reasonable number of meetings, presentations and due diligence sessions (including the participation in such meetings, presentations and due diligence sessions of the Company’s senior management); (B) providing reasonable and timely assistance with the preparation of materials for presentations, offering memoranda, prospectuses and similar documents required in connection with the Financing; (C) furnishing the report of the Company’s auditor on the most recent audited consolidated financial statements of the Company and its Subsidiaries and using its reasonable best efforts to obtain the consent of such auditor to the use of such report in accordance with normal custom and practice and using reasonable best efforts to cause such auditor to provide customary comfort letters to the underwriters, initial purchasers or placement agents, as applicable, in connection with the Financing; (D) as promptly as reasonably practicable furnishing Parent and its financing sources with (1) audited consolidated balance sheets and related consolidated statements of operations, comprehensive income (loss), equity and cash flows for the Company for the fiscal years ended December 31, 2013, 2014 and 2015 and any other fiscal year ended on or prior to the date that is at least sixty (60) days before the Closing Date and (2) unaudited consolidated balance sheets and related statements of operations, comprehensive income (loss) and cash flows for the

Company for the fiscal quarter ended March 31, 2016 and each subsequent fiscal quarter ended on a date that is not a fiscal year end and that is at least forty (40) days before the Closing Date, in each case prepared in accordance with GAAP; and (E) furnishing any additional financial statements, schedules or other financial data relating to the Company and its Subsidiaries as reasonably requested by Parent (including such information as is necessary to enable Parent to prepare any pro forma financial statements required pursuant to the 1933 Act in connection with any such financing). Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable costs and expenses (including reasonable attorneys’ fees, but excluding, for the avoidance of doubt, the costs of the Company’s preparation of its annual and quarterly financial statements) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the Financing pursuant to this Section 8.12(a), and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to any information provided by the Company or any of its Subsidiaries or any fraud or intentional misrepresentation, willful misconduct or material breach of this Agreement by any such Persons. Notwithstanding anything to the contrary set forth herein or in the Confidentiality Agreement, Parent and its Subsidiaries shall be permitted to disclose information about the Company and its Subsidiaries (including information otherwise subject to the terms of the Confidentiality Agreement) as necessary and consistent with customary practices in connection with the Financing subject to customary confidentiality arrangements in connection therewith.

(b) The Company shall, and shall cause its Subsidiaries to, deliver all notices, cooperate with Parent and take all other actions to facilitate the termination at the Closing of all commitments in respect of the Existing Credit Agreements, the repayment in full on the Closing Date of all obligations in respect of the indebtedness under each Existing Credit Agreement, and the release on the Closing Date of any Liens securing all such indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use reasonable best efforts and shall cooperate with Parent to obtain and deliver to Parent at least two (2) Business Days prior to the Closing Date an executed payoff letter with respect to each Existing Credit Agreement (the “Payoff Letters”), in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such indebtedness is owed, which Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with each Existing Credit Agreement relating to the assets, rights and properties of the Company and its Subsidiaries securing such indebtedness shall, upon the payment of the amount set forth in the applicable Payoff Letter (and cash collateralization or other arrangements with respect to the letters of credit or bank guarantees) at or prior to the Closing, be released and terminated. The obligations of the Company pursuant to this Section 8.12(b) shall be subject to Parent providing all funds required to effect all such repayments (or other arrangements) at or prior to the Closing.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or (where permitted by Applicable Law) written waiver by the Company and Parent of the following conditions:

(a) No restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall have taken effect after the date hereof and shall still be in effect.

(b) The Company Stockholder Approval shall have been obtained.

(c) (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted and (ii) all consents, approvals, non-disapprovals and authorizations of any Governmental Authority set forth in Section 9.01(c) of the Company Disclosure Schedule shall have been obtained.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are further subject to the satisfaction or (where permitted by Applicable Law) written waiver by Parent of the following conditions:

(a) (i) Each of the representations and warranties of the Company contained in Section 4.01, Section 4.02, and Section 4.10(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time); (ii) each of the representations and warranties set forth in Section 4.05(a) and Section 4.05(b) shall be true and correct in all respects (except for de minimus inaccuracies) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct (except for de minimus inaccuracies) as of such specified time); (iii) each of the representations and warranties of the Company contained in Section 4.05(c), Section 4.05(d), Section 4.06, Section 4.21 and Section 4.22 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time); and (iv) each of the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) There shall not have been or occurred since the date of this Agreement any event, occurrence, development, effect, change or state of circumstances or facts that continues to exist or is continuing, as the case may be, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) The Company shall have delivered to Parent a certificate signed by an executive officer of the Company and dated as of the Closing Date certifying as to the satisfaction of the conditions specified in Section 9.02(a) and Section 9.02(b).

Section 9.03. Conditions to the Obligation of the Company. The obligation of the Company to consummate the Merger is further subject to the satisfaction or (where permitted by Applicable Law) written waiver by the Company of the following conditions:

(a) (i) Each of the representations and warranties of Parent and Merger Subsidiary contained in Sections 5.01 and 5.02 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time); and (ii) each of the other representations and warranties of Parent and Merger Subsidiary contained in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time), except, in the case of this clause (ii) where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b) Parent and Merger Subsidiary shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate signed by an executive officer of Parent and dated as of the Closing Date certifying as to the satisfaction of the conditions specified in Section 9.03(a) and Section 9.03(b).

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual written agreement of the Company and Parent; or

(b) by either the Company or Parent, if:

(i) the Effective Time shall not have occurred on or before February 26, 2017 (the “End Date”); provided that if on the End Date any of the conditions set forth in Section 9.01(c) or Section 9.01(a) (to the extent relating to the matters set forth in Section 9.01(c)) shall not have been satisfied but all other conditions set forth in Article 9 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the End Date shall be automatically extended to May 26, 2017 and such date shall become the End Date for purposes of this Agreement; and provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; or

(ii) there shall be any restraining order, permanent injunction or other order issued by any court of competent jurisdiction prohibiting the consummation of the Merger that has become final and nonappealable, there shall be any law, governmental regulation or other similar legal restraint prohibiting the consummation of the Merger, or any Government Authority from which an approval specified in Section 9.01(c) must be obtained as a condition to consummating the Merger under the terms of this Agreement has denied such approval, and such denial has become final and nonappealable; provided that the party seeking to terminate this Agreement shall have complied in all material respects with its obligations under Section 8.01; or

(iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting at which a vote on this Agreement is taken; or

(c) by Parent, if:

(i) an Adverse Recommendation Change shall have occurred (provided that Parent’s right to terminate this Agreement pursuant to this Section 10.01(c)(i) shall expire if and when the Company Stockholder Approval has been obtained); or

(ii) there shall have been an intentional and material breach of Section 6.03 or Section 6.04; or

(iii) a breach or failure to be true of any representation or warranty or breach or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would, individually or in the aggregate, if occurring or continuing on the Closing Date, cause the failure of the conditions set forth in Section 9.02(a) or Section 9.02(b) and is incapable of being cured by the End Date or, if curable, is not cured by the Company within thirty (30) days of receipt by the Company of written notice of such breach or failure; provided that, at the time of the delivery of such notice, Parent or Merger Subsidiary shall not be in material breach of its or their obligations under this Agreement; or

(d) by the Company, if:

(i) prior to the receipt of the Company Stockholder Approval, the Board of Directors authorizes the Company, subject to complying with the terms of this Agreement, including Section 6.03 and Section 6.04, to enter into, and the Company concurrently enters into, a definitive written agreement providing for a Superior Proposal; provided that immediately before and as a condition to such termination, the Company offers to pay the Termination Fee payable pursuant to Section 11.04 (and pays the Termination Fee if accepted by Parent); or

(ii) a breach or failure to be true of any representation or warranty or breach or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would, individually or in the aggregate, if occurring or continuing on the Closing Date, cause the failure of the conditions set forth in Section 9.03(a) or Section 9.03(b) and is incapable of being cured by the End Date or, if curable, is not cured by Parent or Merger Subsidiary within thirty (30) days of receipt by Parent and Merger Subsidiary of written notice of such breach or failure; provided that, at the time of the delivery of such notice, the Company shall not be in material breach of its obligations under this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of termination to the other party specifying the reasons for such termination.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party hereto; provided that, if such termination shall result from the willful or intentional (i) failure of any party to fulfill a condition to the performance of the obligations of the other party or (ii) material breach by any party of this Agreement, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure or breach (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party). The provisions of this Section 10.02 and Sections 8.07, 8.12, 11.04, 11.08, 11.09 and 11.10 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Subsidiary, to:

Thermo Fisher Scientific Inc.

81 Wyman Street

Waltham, Massachusetts 02451

Attention: Seth H. Hoogasian, Senior Vice President, General Counsel and Secretary

Facsimile No.: (781) 622-1283

E-mail: seth.hoogasian@thermofisher.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Matthew M. Guest

Facsimile No.: (212) 403-2000

E-mail: MGuest@wlrk.com

if to the Company, to:

FEI Company

5350 NE Dawson Creek Drive

Hillsboro, Oregon 97124

Attention: Don Kania, CEO and President

Facsimile No.: (503) 726-2659

E-mail: Don.Kania@fei.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304

Attention: Larry Sonsini, Tony Jeffries, Mike Ringler

Facsimile No.: (650) 493-6811

E-mail: lsonsini@wsgr.com; tjeffries@wsgr.com; mringler@wsgr.com or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after receipt of the Company Stockholder Approval, no amendment shall be made that would require the approval of the stockholders of the Company under Oregon Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses.

(a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee.

(i) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(ii) or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent in immediately available funds $175,000,000 (One Hundred Seventy-Five Million Dollars) (the “Termination Fee”), in the case of a termination by Parent, within one (1) Business Day after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board of Directors or senior management of the Company or its stockholders and not withdrawn prior to the earlier of the Company Stockholders’ Meeting and the time of termination and (C) prior to the date that is twelve (12) months following the date of such termination, the Company enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal shall have been consummated (in either case, whether or not the same Acquisition Proposal referred to in clause (B)), provided that, for purposes of this clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”, then the Company shall pay to Parent the Termination Fee in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C).

(iii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(iii), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Company’s stockholders generally and not withdrawn prior to the Company Stockholders’ Meeting and (C) prior to the date that is twelve (12) months following the date of such termination, the Company enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal shall have been consummated (in either case, whether or not the same Acquisition Proposal referred to in clause (B)), provided that, for purposes of this clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”, then the Company shall pay to Parent the Termination Fee in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C).

(iv) If (A) this Agreement is terminated by Parent pursuant to Section 10.01(c)(iii) as a result of the Company’s breach or failure to perform any covenant or agreement required to be performed by it under this Agreement, (B) prior to the breach or failure to perform that forms the basis for such termination and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board of Directors or senior management of the Company or its stockholders and not withdrawn prior to such breach or failure to perform and (C) prior to the date that is twelve (12) months following the date of such termination, the Company enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal shall have been consummated (in either case, whether or not the same Acquisition Proposal referred to in clause (B)), provided that, for purposes of this clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”, then the Company shall pay to Parent the Termination Fee in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C).

Notwithstanding anything to the contrary contained herein, in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c) Other Costs and Expenses. The Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.04, (i) it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made plus three percent (3%).

(d) Parent and Merger Subsidiary agree that, except in the case of fraud or a willful and material breach of this Agreement, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company pursuant to this Section 11.04 and such Termination Fee is paid in full, Parent and Merger Subsidiary shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor Merger Subsidiary shall seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

Section 11.05. Disclosure Schedule. The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company or Parent, as applicable.

Section 11.06. Stockholder Beneficiaries. After the Effective Time, the provisions of Article II shall be enforceable by the holders of Shares, holders of Company Stock Options and holders of Company RSUs to the extent necessary to receive the consideration to which such holder is entitled pursuant to Article II.

Section 11.07. Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.02, Section 11.06 or Section 11.15, shall inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Except as provided in Section 7.02, Section 11.06 or Section 11.15, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with the terms of this Agreement without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(c) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or, from time to time, in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations under this Agreement or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.08. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state (except that matters relating to the fiduciary duties of the Board of Directors and the effectiveness and effects of the Merger shall be subject to the laws of the State of Oregon).

Section 11.09. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought, tried and determined only in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located within the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.11. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.12. Entire Agreement. This Agreement and the Confidentiality Agreement and the letter agreement between the Company and Parent dated May 16, 2016 constitute the entire agreement between the parties with respect to the subject matter herein and therein and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter herein and therein.

Section 11.13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.14. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court in accordance with Section 11.09, in addition to any other remedy to which they are entitled at law or in equity. The parties hereto hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the other parties, and that no other party or Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.14, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 11.15. No Recourse. Notwithstanding anything to the contrary in this Agreement, the Company agrees that prior to the Closing it will not, and will not permit its controlled Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the lenders, agents or arrangers under the Financing nor their respective Affiliates, successors or assigns nor any other debt financing sources (collectively, the “Lender Related Parties”) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including with respect to any dispute arising out of or relating in any way to the Financing or the performance thereof. This Section 11.15 and Sections 11.08, 11.09 and 11.10 are intended for the benefit of the Lender Related Parties and may not be amended without their consent.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

FEI COMPANY

By:	/s/ Don Kania
	Name:	Don Kania
	Title:	President and CEO

THERMO FISHER SCIENTIFIC INC.

By:	/s/ Seth Hoogasian
	Name:	Seth Hoogasian
	Title:	Senior Vice President and General Counsel

POLPIS MERGER SUB CO.

By:	/s/ Seth Hoogasian
	Name:	Seth Hoogasian
	Title:	President

[Signature Page to Agreement and Plan of Merger]

ANNEX I

Form of Articles of Surviving Corporation

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is: FEI Company.

ARTICLE II

The address of the Corporation’s registered office in the State of Oregon is 325 13th St. NE Ste 404, Salem, Oregon 97301. The name of the Corporation’s registered agent at such address is Capital Corporate Services, Inc.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the Act.

ARTICLE IV

Section 1. The Corporation shall be authorized to issue 1,000,000 shares of capital stock, of which 1,000,000 shares shall be shares of common stock, no par value (the “Common Stock”).

Section 2. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

ARTICLE V

Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the Bylaws of the Corporation at any regular or special meeting of the Board or by written consent, subject to the power of the shareholders of the Corporation to alter or repeal any Bylaws made by the Board.

ARTICLE VII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in these Articles of Incorporation, and any other provisions authorized by the laws of the State of Oregon at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article VII.

ARTICLE VIII

Section 1. The Corporation shall indemnify to the fullest extent not prohibited by law any current or former officer or director who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of the Corporation) by reason of the fact that the person is or was acting as a director, officer or agent of the Corporation or as a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The indemnification specifically provided hereby shall not be deemed exclusive of any other rights to which such person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the official capacity of the person indemnified and as to action in another capacity while holding such office.

Section 2. No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director; provided that this ARTICLE VIII, Section 2 shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Act. No amendment to the Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of such amendment.

ARTICLE IX

Action required or permitted by the Act or these Articles of Incorporation to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by shareholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shareholders entitled to vote on the action were present and voted.

ARTICLE X

The address where the State of Oregon Corporation Division may mail notices to the Corporation is c/o Thermo Fisher Scientific Inc., 81 Wyman Street, Waltham Massachusetts 02451.

ANNEX II

Form of Bylaws of Surviving Corporation

ARTICLE I - OFFICES

Section 1.1. Offices. The principal office of FEI Company (the “Corporation”) shall be located at the principal place of business or such other place as the Board of Directors may designate. The Corporation may have such other offices, either within or without the State of Oregon, as the Board may designate or as the business of the Corporation may require from time to time.

ARTICLE II – MEETINGS OF SHAREHOLDERS

Section 2.1. Annual Meetings. Annual meetings of shareholders for the election of directors, and for such other business as may be stated in the notice of the meeting, shall be held at such place, either within or without the State of Oregon, and at such time and date as the Board of Directors, by resolution, shall determine and as set forth in the notice of the meeting. At each annual meeting, the shareholders entitled to vote shall elect a Board of Directors and they may transact such other corporate business as shall be stated in the notice of the meeting.

Section 2.2. Special Meetings. Special meetings of the shareholders for any purpose or purposes may be called by the Chairman of the Board, the President or the Secretary, or by resolution of the Board of Directors.

Section 2.3. Voting. Each shareholder entitled to vote in accordance with the terms of the Articles of Incorporation of the Corporation and these Bylaws may vote in person or by proxy, but no proxy shall be voted after eleven months from its date unless such proxy provides for a longer period. All elections for directors shall be decided by plurality vote; all other questions shall be decided by majority vote except as otherwise provided by the Articles of Incorporation or the laws of the State of Oregon.

A complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order, with the address of each, and the number of shares held by each, shall be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any shareholder who is entitled to be present.

Section 2.4. Quorum. Except as otherwise required by law, by the Articles of Incorporation of the Corporation or by these Bylaws, the presence, in person or by proxy, of shareholders holding shares constituting a majority of the voting power of the Corporation shall constitute a quorum at all meetings of the shareholders. In case a quorum shall not be present at any meeting, a majority in interest of the shareholders entitled to vote thereat, present in person or by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of stock entitled to vote shall be present. At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted that might have been transacted at the meeting as originally noticed; but only those shareholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof.

Section 2.5 Notice Of Meetings. Written notice, stating the place, date and time of the meeting, and the general nature of the business to be considered, shall be given to each shareholder entitled to vote thereat, at his or her address as it appears on the records of the Corporation, not less than ten nor more than sixty days before the date of the meeting. No business other than that stated in the notice shall be transacted at any meeting without the unanimous consent of all the shareholders entitled to vote thereat.

Section 2.6. Action Without Meeting. If the Articles of Incorporation of the Corporation so provide, any action required or permitted to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Action taken by nonunanimous written consent is effective when the consent or consents bearing sufficient signatures are delivered to the Corporation, unless the consent or consents specify an earlier or later effective date. The Corporation must give written notice of the action taken by nonunanimous written consent promptly after the action is taken to (a) shareholders who did not consent in writing to the action and (b) if the Oregon Business Corporation Act requires that notice of the proposed action be given to nonvoting shareholders (shareholders not entitled to vote on the proposed action), to such nonvoting shareholders. Such notice must be accompanied by the same material that, under the Oregon Business Corporation Act, would have been required to be sent to such shareholders in a notice of meeting at which the proposed action would have been submitted to the shareholders for action.

If the Oregon Business Corporation Act requires that notice of proposed action be given to nonvoting shareholders (shareholders not entitled to vote on the proposed action) and the action is to be taken by unanimous written consent of the voting shareholders, the corporation must give such nonvoting shareholders written notice of the proposed action at least ten days before the action is taken. Such notice, if required, must be accompanied by the same material that, under the Oregon Business Corporation Act, would have been required to be sent to such shareholders in a notice of meeting at which the proposed action would have been submitted to the shareholders for action.

ARTICLE III - DIRECTORS

Section 3.1. Number And Term. The business and affairs of the Corporation shall be managed under the direction of a Board of Directors which shall consist of not less than one person. The exact number of directors shall initially be one and may thereafter be fixed from time to time by the Board of Directors. Directors shall be elected at the annual meeting of shareholders and each director shall be elected to serve until his or her successor shall be elected and shall qualify. A director need not be a shareholder.

Section 3.2. Resignations. Any director may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Chairman of the Board, the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective.

Section 3.3. Vacancies. If the office of any director becomes vacant, the remaining directors in the office, though less than a quorum, by a majority vote, may appoint any qualified person to fill such vacancy, who shall hold office for the unexpired term and until his or her successor shall be duly chosen. If the office of any director becomes vacant and there are no remaining directors, the shareholders, by the affirmative vote of the holders of shares constituting a majority of the voting power of the Corporation, at a special meeting called for such purpose, may appoint any qualified person to fill such vacancy.

Section 3.4. Removal. Except as hereinafter provided, any director or directors may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of the voting power entitled to vote for the election of directors, at an annual meeting or a special meeting called for the purpose, and the vacancy thus created may be filled, at such meeting, by the affirmative vote of holders of shares constituting a majority of the voting power of the Corporation.

Section 3.5. Committees. The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more directors of the Corporation.

Any such committee, to the extent provided in the resolution of the Board of Directors, or in these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

Section 3.6. Meetings. The newly elected directors may hold their first meeting for the purpose of organization and the transaction of business, if a quorum be present, immediately after the annual meeting of the shareholders; or the time and place of such meeting may be fixed by consent of all the directors.

Regular meetings of the Board of Directors may be held without notice at such places and times as shall be determined from time to time by resolution of the Board of Directors.

Special meetings of the Board of Directors may be called by the Chairman of the Board or the President, or by the Secretary on the written request of any director (except that notice to any director may be waived in writing by such director) and shall be held at such place or places as may be determined by the Board of Directors, or as shall be stated in the call of the meeting. If notice of a special meeting is delivered by personal delivery, by telephone, in person, by facsimile transmission, or by private courier, the notice shall be effective if delivered at least one day before the meeting. If notice of a special meeting is delivered by mail, the notice shall be effective if deposited in the official government mail at least five days before the meeting.

Unless otherwise restricted by the Articles of Incorporation of the Corporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in any meeting of the Board of Directors or any committee thereof by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.7. Quorum. A majority of the Directors shall constitute a quorum for the transaction of business. If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned. The vote of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the Articles of Incorporation of the Corporation or these Bylaws shall require the vote of a greater number.

Section 3.8. Compensation. Directors shall not receive any stated salary for their services as directors or as members of committees, but by resolution of the Board of Directors a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.

Section 3.9. Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if a written consent thereto is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.

ARTICLE IV - OFFICERS

Section 4.1. Officers. The officers of the Corporation shall be a Chairman of the Board, a President, a Treasurer and a Secretary, all of whom shall be elected by the Board of Directors and shall hold office until their successors are duly elected and qualified. In addition, the Board of Directors may elect such Vice Presidents, Assistant Secretaries and Assistant Treasurers as they may deem proper. The Board of Directors may appoint such other officers and agents as it may deem advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

Section 4.2. Chairman of the Board. The Chairman of the Board shall be the President of the Corporation. He or she shall preside at all meetings of the Board of Directors and shall have and perform such other duties as may be assigned to him or her by the Board of Directors. The Chairman of the Board shall have the power to execute bonds, mortgages and other contracts on behalf of the Corporation, and to cause the seal of the Corporation (if any) to be affixed to any instrument requiring it, and when so affixed the seal shall be attested to by the signature of the Secretary or the Treasurer or an Assistant Secretary or an Assistant Treasurer.

Section 4.3. President. The President shall be the chief executive officer of the Corporation. He or she shall have the general powers and duties of supervision and management usually vested in the office of President of a corporation. The President shall have the power to execute bonds, mortgages and other contracts on behalf of the Corporation, and to cause the seal of the Corporation (if any) to be affixed to any instrument requiring it, and when so affixed the seal shall be attested to by the signature of the Secretary or the Treasurer or an Assistant Secretary or an Assistant Treasurer.

Section 4.4. Treasurer. The Treasurer shall be the chief financial officer of the Corporation. He or she shall have the custody of the corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the Corporation. He or she shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositaries as may be designated by the Board of Directors. He or she shall disburse the funds of the Corporation as may be ordered by the Board of Directors, the Chairman of the Board, or the President, taking proper vouchers for such disbursements. He or she shall render to the Chairman of the Board, the President and Board of Directors at the regular meetings of the Board of Directors, or whenever they may request it, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, he or she shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe.

Section 4.5. Secretary. The Secretary shall give, or cause to be given, notice of all meetings of shareholders and of the Board of Directors and all other notices required by law or by these Bylaws, and in case of his or her absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chairman of the Board or the President, or by the Board of Directors, upon whose request the meeting is called as provided in these Bylaws. He or she shall record all the proceedings of the meetings of the Board of Directors, any committees thereof and the shareholders of the Corporation in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him or her by the Board of Directors, the Chairman of the Board or the President. He or she shall have the custody of the seal of the Corporation (if any) and shall affix the same to all instruments requiring it, when authorized by the Board of Directors, the Chairman of the Board or the President, and attest to the same.

Section 4.6. Vice Presidents. Vice Presidents, if any, shall be elected and shall have such powers and shall perform such duties as shall be assigned to them by the Board of Directors.

Section 4.7. Assistant Treasurers and Assistant Secretaries. Assistant Treasurers and Assistant Secretaries, if any, shall be elected and shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Board of Directors.

ARTICLE V - MISCELLANEOUS

Section 5.1. Certificates of Stock; Uncertificated Shares. A certificate of stock shall be issued to each shareholder certifying the number of shares owned by such shareholder in the Corporation. Certificates of stock of the Corporation shall be of such form and device as the Board of Directors may from time to time determine. Notwithstanding the foregoing, the Board of Directors of the Corporation may provide for and authorize the issue of some or all of any or all classes or series of its stock without certificates as uncertificated shares. Any such authorization shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a provision by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of, the Corporation by the officers of the Corporation representing the number of shares registered in certificate form.

Section 5.2. Lost Certificates. A new certificate of stock (or uncertificated shares) may be issued in the place of any certificate theretofore issued by the Corporation, alleged to have been lost or destroyed, and the Board of Directors may, in its discretion, require the owner of the lost or destroyed certificate, or such owner’s legal representatives, to give the Corporation a bond, in such sum as they may direct, not exceeding double the value of the stock, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss of any such certificate, or the issuance of any such new certificate (or uncertificated shares).

Section 5.3. Transfer of Shares. The shares of stock of the Corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon such transfer any old certificates shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers, or to such other person as the Board of Directors may designate, by whom they shall be cancelled, and new certificates (or uncertificated shares) shall thereupon be issued. A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer.

Section 5.4. Shareholders Record Date. In order that the Corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of

Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of shareholders entitled to vote at any meeting of shareholders or adjournment thereof, shall, unless otherwise required by law, not be more than seventy nor less than ten days before the date of such meeting; (2) in the case of determination of shareholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall not be more than seventy days prior to such other action. If no record date is fixed: (1) the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining shareholders entitled to express consent to corporate action in writing without a meeting when no prior action of the Board of Directors is required by law, shall be the first day on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (3) the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 5.5. Dividends. Subject to the provisions of the Articles of Incorporation of the Corporation, the Board of Directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon stock of the Corporation as and when they deem appropriate. Before declaring any dividend there may be set apart out of any funds of the Corporation available for dividends, such sum or sums as the Board of Directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the Board of Directors shall deem conducive to the interests of the Corporation.

Section 5.6. Seal. The corporate seal of the Corporation (if any) shall be in such form as shall be determined by resolution of the Board of Directors. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise imprinted upon the subject document or paper.

Section 5.7. Fiscal Year. The fiscal year of the Corporation shall end on December 31 unless otherwise determined by the Board of Directors.

Section 5.8. Checks. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, or agent or agents, of the Corporation, and in such manner as shall be determined from time to time by resolution of the Board of Directors.

Section 5.9. Notice and Waiver of Notice. Whenever any notice is required to be given under these Bylaws, personal notice is not required unless expressly so stated, and any notice so required shall be deemed to be sufficient if given by depositing the same in the United States mail, postage prepaid, addressed to the person entitled thereto at his or her address as it appears on the records of the Corporation, and such notice shall be deemed to have been given on the day of such mailing. Shareholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by law. Whenever any notice is required to be given under the provisions of any law, or under the provisions of the Articles of Incorporation of the Corporation or of these Bylaws, a waiver thereof, in writing and signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice.

ARTICLE VI - AMENDMENTS

These Bylaws may be altered, amended or repealed at any annual meeting of the shareholders (or at any special meeting thereof if notice of such proposed alteration, amendment or repeal to be considered is contained in the notice of such special meeting) by the affirmative vote of the holders of shares constituting a majority of the voting power of the Corporation. Except as otherwise provided in the Articles of Incorporation of the Corporation, the Board of Directors may by majority vote of those present at any meeting at which a quorum is present alter, amend or repeal these Bylaws, or enact such other Bylaws as in their judgment may be advisable for the regulation and conduct of the affairs of the Corporation; provided, however, that the shareholders, in amending or repealing a particular Bylaw, may provide expressly that the Board of Directors may not amend or repeal that Bylaw.

ARTICLE VII - INDEMNIFICATION

Section 7.1. Directors and Officers. The Corporation shall indemnify to the fullest extent not prohibited by law any current or former officer or director who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of the Corporation) by reason of the fact that the person is or was acting as a director, officer or agent of the Corporation or as a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The indemnification specifically provided hereby shall not be deemed exclusive of any other rights to which such person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the official capacity of the person indemnified and as to action in another capacity while holding such office.

Section 7.2. Employees and Other Agents. The Corporation shall have power to indemnify its employees and other agents as set forth in the Oregon Business Corporation Act.

Section 7.3. No Presumption of Bad Faith. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal proceeding, that the person had reasonable cause to believe that the conduct was unlawful.

Section 7.4. Advances of Expenses. The expenses incurred by a director or officer in any proceeding shall be paid by the Corporation in advance at the request of the director or officer, in writing or by electronic transmission, if the director or officer:

(a)	furnishes the Corporation a written affirmation of such person’s good faith belief that such person is entitled to be indemnified by the Corporation; and

(b)	furnishes the Corporation a written undertaking to repay such advance to the extent that it is ultimately determined by a court that such person is not entitled to be indemnified by the Corporation. Such advances shall be made without regard to the person’s ability to repay such expenses and without regard to the person’s ultimate entitlement to indemnification under this Article VII or otherwise.

Section 7.5. Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances under this Article VII shall be deemed to be contractual rights and to be effective to the same extent and as if provided for in a contract between the Corporation and the director or officer who serves in such capacity at any time while this Article VII and relevant provisions of the Oregon Business Corporation Act and other applicable law, if any, are in effect. Any right to indemnification or advances granted by this Article VII to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (a) the claim for indemnification or advances is denied, in whole or in part, or (b) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting a claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any proceeding in advance of its final disposition when the required affirmation and undertaking have been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Oregon Business Corporation Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of providing such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors, its independent legal counsel or its shareholders) to have made a determination prior to a commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the Oregon Business Corporation Act, nor an actual determination by the Corporation (including the Board of Directors, its independent legal counsel or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 7.6. Non-Exclusivity of Rights. The right conferred on any person by this Article VII shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, these Bylaws, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the person’s official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent permitted by the law.

Section 7.7. Survival of Rights. The right conferred on any person by this Article VII shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7.8. Insurance. To the fullest extent permitted by the Oregon Business Corporation Act, the Corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Article VII.

Section 7.9. Amendments. Any repeal of or modification or amendment to this Article VII shall only be prospective and no repeal or modification hereof shall adversely affect the rights under this Article VII in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Corporation.

Section 7.10. Savings Clause. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, the Corporation shall indemnify each director, officer or other agent to the fullest extent permitted by any applicable portion of this Article VII that shall not have been invalidated, or by any other applicable law.

Section 7.11. Certain Definitions. For the purposes of this Article VII, the following definitions shall apply:

(a)	The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement and appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(b)	The term “expenses” shall be broadly construed and shall include without limitation, expense of investigations, judicial or administrative proceedings or appeals, attorneys’ fees and disbursements and any expenses of establishing a right to indemnification under Section 7.5 of this Article VII, but shall not include amounts paid in settlement by the indemnified party or the amount of judgments or fines against the indemnified party.

(c)	The term “Corporation” shall include, in addition to the resulting or surviving corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as the person would have with respect to such constituent corporation if its separate existence had continued.

(d)	References to a “director,” “officer,” “employee,” or “agent” of the Corporation shall include, without limitation, situations where such person is serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(e)	References to “other enterprises” shall include employee benefit plans; references to “fines” in the Oregon Business Corporation Act shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involved services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.